EXHIBIT 10.7

WW INTERNATIONAL, INC.

February 26, 2025

BY HAND

Ms. Tara Comonte

Re: President and Chief Executive Officer Agreement Dear Tara:

On behalf of WW International, Inc. (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). This Agreement amends and restates, and in all respects supersedes, the Interim President and Chief Executive Officer Agreement between you and the Company, dated September 27, 2024 (the “Interim Agreement”). Following the execution of this Agreement, the Interim Agreement will have no further force or effect.

You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1.
Term of Employment. Your employment under this Agreement shall commence as of the date of this Agreement (the “Commencement Date”) and shall continue until the earlier to occur of (a) the date on which your employment with the Company terminates for any reason or no reason and (b) March 31, 2026 (the first to occur of the foregoing, the “Term End Date”); provided, however, that, prior to March 31, 2026, you and the Company may mutually agree to extend the term beyond March 31, 2026. The period from the Commencement Date through the Term End Date (including any mutually agreed extension of the term of your employment hereunder) shall be the “Term of Employment”. Your employment is “at will” and is terminable by you or the Company at any time (for any reason or for no reason) in accordance with Section 6.
2.
Position and Duties. During the Term of Employment, you shall serve as President and Chief Executive Officer of the Company (together with such other position or positions as the Board shall specify from time to time). Your duties and authority as President and Chief Executive Officer shall be prescribed by the Board of Directors of the Company (the “Board”) and shall be commensurate with those of the position of president and chief executive officer. You agree to serve as an officer and director of any subsidiary of the Company (together with the Company, the “Company Group”) and you shall continue to serve as a member of the Board during the Term of Employment (subject to election by the shareholders of the Company), in each case without additional compensation. During the Term of Employment, you will report directly to the Board and will devote your full business time, energy, experience and talents to the business of the Company Group; provided, that it shall not be a violation of this Agreement for you to (a) with the prior written consent of the Board, serve on the board of directors of other for-profit companies that do not compete with the Company Group, (b) serve on civic or charitable boards or committees and (c) manage personal investments, so long as all such activities described in clauses (a) through (c) above do not materially interfere with the performance of your duties and responsibilities under this Agreement.
3.
Tax Withholding. The Company Group shall be entitled to withhold from any amounts payable to you any and all applicable Federal, state and local withholding and other taxes, deductions and charges. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and that you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments that may be made to you.
4.
Compensation and Benefits. In consideration for your services to the Company, you shall receive the following compensation and benefits from the Company.
(a)
Salary. During the Term of Employment, the Company shall pay you an annual salary of $1,500,000 (the “Salary”) in accordance with the Company’s regular payroll practices. You will receive the Salary in bi-weekly payments pursuant to the Company’s regular payroll practices. If you and the Company mutually agree to extend the term of your employment hereunder in accordance with Section 1, such Salary will be subject to annual review by, and increase at the discretion of, the Compensation Committee of the Board.
(b)
Cash Bonus.
(i)
You shall receive a cash bonus of $750,000, payable in a lump sum on March 27, 2025, subject to your continued employment through such date; provided that if you are terminated by the Company without Cause or you resign for Modified Good Reason prior to such date, you shall remain entitled to receive such payment on such date.
(ii)
Commencing in 2026, you shall be entitled to receive, during the remaining Term of Employment thereafter, an annual incentive bonus with a target value of 150% of Salary (the “Annual Bonus”) in accordance with the terms and conditions of the Company’s annual incentive bonuses made to other senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid to you at the same time as annual bonuses are generally payable to other senior executives of the Company subject to your continuous employment through the applicable payment date. If your employment with the Company ends on March 31, 2026 pursuant to clause (b) of Section 1, subject to your timely execution, return to the Company and non-revocation of a release of claims in favor of the Company in a form provided by the Company and continued compliance with all restrictive covenants to which you are subject in favor of the Company Group, you shall receive an amount equal to 25% of the target Annual Bonus, which amount shall be paid by May 15, 2026.
(c)
One-Time Cash Award. To incentivize you to remain employed with the Company as it evaluates strategic alternatives and initiatives, and in consideration of your commitment to remain employed by the Company and its affiliates through the Target Date (as defined below), as soon as practicable following the date hereof (and in no event later than April 30, 2025), the Company will pay you a lump sum cash award in the amount of $4,500,000 (your “One-Time Cash Award”), which also serves as your annual bonus award for 2025 and is also in lieu of any equity awards you may have received in or in respect of 2025 for any period prior to a Change in Control, subject to and in consideration of the terms and conditions of this Agreement, including Exhibit A hereto. If, prior to the earlier of (i) January 31, 2026 and (ii) 60 days following the consummation of a Change in Control (such earlier date, the “Target Date”), you resign without Modified Good Reason prior to a Change in Control, you resign without Good Reason after a Change in Control, or the Company terminates your employment for Cause, you agree to promptly repay to the Company, within 15 days of the date of your termination of employment, the full amount of the One-Time Cash Award. For the avoidance of doubt, however, if you are terminated by the Company without Cause, you resign for Modified Good Reason prior to a Change in Control, you resign for Good Reason on or after a Change in Control, or your employment terminates due to your death, such clawback shall be waived if you (or your representative, in the event of your death) timely execute, return to the Company and do not revoke a release of claims in favor of the Company in a form provided by the Company and comply with all restrictive covenants to which you are subject in favor of the Company Group. If you fail to repay the full amount of the One-Time Cash Award when due to the Company pursuant to the immediately preceding sentence, the Company may recover from you any such un-repaid amounts, including by offsetting any other compensation or benefits due to you, subject to applicable law, and you will be obligated to reimburse the Company for all legal expenses and other costs incurred by the Company in its attempts to recover the full amount of the One-Time Cash Award.
(d)
Long-Term Incentive Award. Following a Change in Control, you shall be eligible to participate in any long-term incentive plan adopted and maintained by the Company. Commencing in 2026, you shall be entitled to receive, during the remaining Term of Employment thereafter, an annual long-term incentive award with a target value of 400% of Salary on the date of grant of such award in accordance with the terms and conditions of the Company’s long-term incentive grants made to other senior executives of the Company.
(e)
Benefits. During the Term of Employment, you shall be eligible to participate in the Company’s employee benefit plans, policies and arrangements as may now or hereafter be adopted by the Company, in accordance with the terms of such plans, policies and arrangements, and on the same basis as other senior executives of the Company. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing you notice, and the right to do so is expressly reserved.
(f)
Business Expenses. During the Term of Employment, the Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and are incurred by you in the course of the performance of, your duties pursuant to this Agreement and in accordance with the Company’s expense reimbursement policies.
(g)
Legal Fees. The Company shall pay or reimburse you for the reasonable cost of attorney’s fees incurred in the negotiation of this Agreement and related agreements up to $20,000 within 60 days of receipt of documentation reasonably satisfactory to the Company of the incurrence of such attorney’s fees (with recognition that such documentation will include attorney and time, but not the details of services).

(h)
Indemnification; D&O Coverage. The Company shall indemnify, hold harmless and defend you from all damages, claims, losses and costs and expenses (including reasonable attorney’s fees) to the maximum extent permitted by law with regard to actions or inactions taken in good faith performance of your duties to the Company Group. During the Term of Employment, you shall also be entitled to directors and officers liability insurance coverage in accordance with the Company’s policies that cover officers and directors generally. The Company’s indemnification and insurance obligations hereunder with respect to actions taken during the Term of Employment shall remain in effect following your termination of employment with the Company hereunder for any reason.
5.
Covenants. In consideration of the compensation and benefits provided to you in this Agreement, including the One-Time Cash Award, you hereby agree to be bound by the terms of the Restrictive Covenant Agreement attached hereto as Exhibit A, which is incorporated into this Agreement as if set forth herein. You recognize and acknowledge that these restrictions and limitations are reasonable and valid in all respects and are essential to protect the value of the business and assets of the Company. Such covenants shall be in addition to, and shall not replace or supersede, any other restrictive covenants you are subject to in favor of the Company.
6.
Termination; Termination Benefits.
(a)
Your employment with the Company may be terminated by you at any time for any or no reason upon no less than 90 days prior written notice to the Board and by the Company at any time for any reason or no reason upon no less than 90 days prior written notice to you (except if such termination is for Cause, in which case termination may be immediate). During any such notice period, the Company may place you on garden leave. Your employment with the Company shall terminate automatically upon your death. Except as otherwise expressly required by law, your rights to Salary, Annual Bonus, employee benefits and all other awards and compensatory amounts pursuant to this Agreement shall cease upon Term End Date. Upon your termination of employment, you shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions you hold with the Company Group, and you shall cooperate with the Company to execute any documentation needed to effectuate such resignations.
(b)
In the event that during the Term of Employment, your employment with the Company Group is terminated (x) prior to the earlier of (I) January 31, 2026 and (II) a Change in Control, by the Company without Cause or due to your resignation of employment for Modified Good Reason, or (y) on or following the earlier of (I) January 31, 2026 and (II) a Change in Control, by the Company without Cause or due to your resignation of employment for Good Reason (the date of such termination, the “Separation Date”), subject to your timely execution, return to the Company and non-revocation of a release of claims in favor of the Company in a form provided by the Company and continued compliance with all restrictive covenants to which you are subject in favor of the Company Group, you shall be entitled to the following payments and benefits from the Company:
(i)
Any unpaid Annual Bonus in respect of any completed fiscal year during the Term of Employment that has ended prior to the Separation Date, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which the Separation Date occurred;
(ii)
An amount equal to (A) the target Annual Bonus, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the Separation Date and the denominator of which is 365 (or 366, as applicable), which amount shall be paid within 45 days of the Separation Date;
(iii)
Salary continuation until the later of (A) the six-month anniversary of the Separation Date (or if earlier, the date you are placed on garden leave) and (B) March 31, 2026 (the period from the Separation Date (or if earlier, the date you are placed on garden leave) through such later date, the “Severance Period”), paid in accordance with the normal payroll practices of the Company; and
(iv)
Welfare Continuation during the Severance Period (together with salary continuation, “Severance”).

For the avoidance of doubt, (1) you are not entitled to an Annual Bonus for 2025, and as such, no payment with respect thereto shall be due pursuant to this Section 6, and (2) no payments made pursuant to this Section 6 shall be duplicative of any other payments under this Agreement.

If the time between your termination of employment pursuant to clause (x) or (y) above and the end of the review period and any revocation period provided in the release of claims spans across two calendar years, any payments under this Section 6(b) will be paid, and the first installment of Severance will commence, in each case, on the first business day of the second calendar year if such date is later than the date on which such payment would otherwise have been made pursuant to this Section 6(b) absent this proviso and the first installment of such Severance shall include any installment of the Severance that would have otherwise been paid to you prior to such date absent this proviso.

7.
Defined Terms. For purposes of this Agreement, the following terms have the meanings set forth below:
(a)
“Cause” means your (i) willful neglect in the performance of your duties hereunder or willful or repeated failure or refusal to perform such duties (other than any such failure resulting from incapacity due to physical or mental illness resulting in a permanent disability) which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Board; (ii) engaging in conduct in connection with your employment with the Company, which results, or could reasonably be expected to result in, material harm to the business or reputation of the Company Group; (iii) indictment, conviction of, or plea of guilty or no contest to, (A) any felony or (B) any other crime that results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any other member of the Company Group; (iv) material violation of the written policies of the Company Group or those set forth in the manuals or statements of policy of the Company Group, including but not limited to those relating to sexual harassment, after written notice from the Company, and a reasonable opportunity of not less than 10 days to cure (to the extent capable of cure) such violations, or the disclosure or misuse of confidential information; (v) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company Group; (vi) act of personal dishonesty that involves personal profit in connection with your employment with the Company; or (vii) breach of any restrictive covenants applicable to you as a result of any agreement with any member of the Company Group.
(b)
“Good Reason” means the occurrence of the following, without your consent: (i) a material change in your duties or responsibilities or your ceasing to report to the Board; (ii) reduction of any aspect of your compensation pursuant to this Agreement; (iii) a change in your primary place of performance of your role by more than twenty-five miles; or (iv) the Company’s breach of this Agreement.
(c)
“Change in Control” means the occurrence of one or more of the following events:
(i)
any “Person” or “Group,” in each case within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “Beneficial Owner,” within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of members of the Board;
(ii)
a reorganization, recapitalization, restructuring, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the entity resulting from such Corporate Transaction (or the parent of such entity) are beneficially owned subsequent to such transaction by the Person or Persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the company immediately prior to such Corporate Transaction and in substantially the same proportion as before such Corporate Transaction (“WWI Persons”); provided, however, to the extent that any such Person or Persons also beneficially own outstanding voting securities in the other party to the Corporate Transaction (the “Counter Party Securities”) immediately prior to consummation of such Corporate Transaction, the Counter Party Securities shall be excluded from the calculation described herein as owned by WWI Persons; or
(iii)
the sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person or the liquidation or dissolution of the Company.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act, a Person or Group shall not be deemed to beneficially own securities of the Company that are subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of such securities in connection with the transactions contemplated by such agreement.

For the avoidance of doubt, a recapitalization whereby the Company’s debt is restructured and the Company’s creditors do receive equity in the Company in exchange for the Company’s debt shall be considered a Change in Control to the extent that the creditors hold, immediately after the consummation of such restructuring, 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of members of the Board.

(d)
“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and guidance issued thereunder.
(e)
“Modified Good Reason” means the occurrence of the following, without your consent: (i) your ceasing to report to the Board, (ii) a material reduction to your Salary, or (iii) a change in your primary place of performance of your role by more than twenty-five miles.
(f)
“Welfare Continuation” means continued health insurance coverage at substantially the same level as provided to you immediately prior to the Separation Date, for which the Company Group will provide such coverage, to the extent permissible under the applicable Company Group plan, at the same cost to you as is generally provided to similarly-situated active employees of the Company Group, which, to the extent required to comply with Section 105 of the Code, shall be provided as a taxable benefit; provided, however, that the Company may, in its sole discretion, require you to elect to participate in the Consolidated Omnibus Budget Reconciliation Act to receive Welfare Continuation.
8.
Miscellaneous.
(a)
Notwithstanding any provision of this Plan to the contrary, the payment of any amount or provision of any benefit pursuant to this Plan shall be conditioned upon and subject to the Company’s incentive compensation clawback policy (or any similar or successor policy thereto adopted by the Company).
(b)
This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment as President and Chief Executive Officer. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest. By signing this Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You represent and warrant that you have read this Agreement, have consulted with your own advisors (if you so choose) regarding its terms and are fully aware of its content and legal effect. You commit to remaining employed by the Company and its affiliates through the Target Date.
(c)
This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement shall inure to the benefit of the Company and its respective permitted successors and assigns.
(d)
If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (i) the remaining terms and provisions hereof shall be unimpaired, and (ii) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
(e)
Any notice or other communication required or which may be given pursuant to this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth below, or to you at your most recent address on file with the Company.
(f)
This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.
(g)
THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MISSISSIPPI TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.
(h)
This Agreement and the payments hereunder are intended to be exempt from or comply with Section 409A of Code and shall be interpreted in accordance with such intent. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to you at any date as a result of the termination of your employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as you have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation shall be paid (or commence to be paid) to you as if you had undergone such termination of employment (under the same circumstances) on the date of your “separation from service.” To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by you, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(i)
In the event that any payments or benefits due to you (whether under this Agreement or otherwise) are determined by the Company to constitute “excess parachute payments” as defined under Section 280G of the Code, any such payments shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of your “base amount” (as defined under Section 280G of the Code). Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 8(i) unless (A) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits), is greater than or equal to (B) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which you would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments). For purposes hereof, (x) the order in which any amounts are deemed to be reduced, if applicable, is (a) cash payments, (b) other non-cash forms of benefits, and (c) equity-based payments and acceleration of vesting, and (y) within any such category of payments and benefits (that is, (x)(a), (x)(b) or (x)(c) above), (I) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are and (II) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WW INTERNATIONAL, INC.

By:	/s/ Jacqueline Cooke
Name:	Jacqueline Cooke
Title:	Chief Legal and Regulatory Officer and Secretary

EXECUTIVE
/s/ Tara Comonte
Tara Comonte

[Signature Page to President and Chief Executive Officer Agreement]

Exhibit A

Restrictive Covenant Agreement

(See attached.)

WW International, Inc.

Restrictive Covenant Agreement

WHEREAS, Tara Comonte (“Employee”) desires to enter into this Restrictive Covenant Agreement (this “Agreement”) in connection with the President and Chief Executive Officer Agreement (the “Employment Agreement”), to which this Agreement is attached, and pursuant to which Employee is receiving certain payments and benefits of value from WW INTERNATIONAL, INC. (the “Company”).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in the Employment Agreement, the adequacy and sufficiency of which are hereby acknowledged, Employee hereby agrees as follows:

1.
Confidentiality; Return of Property.
(a)
Employee will not disclose or use at any time, any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by Employee, except (i) to the extent that such disclosure or use is directly related to and required by Employee’s performance of duties, if any, assigned to Employee by the Company or its subsidiaries the “Company Group”), or (ii) pursuant to the order of any court or administrative agency.
(b)
As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company Group in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and programs listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer or client lists, (x) other copyrightable works, (xi) all technology and trade secrets, and (xii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public by a person or entity other than he Employee prior to the date Employee proposes to disclose or use such information.
(c)
In the event of Employee’s termination of employment with the Company Group for any reason, Employee shall deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Employee pursuant to Employee’s employment or otherwise belonging to the Company Group.
2.
Whistleblower Rights.
(a)
Nothing in this Agreement shall prohibit or impede Employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Employee does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

(b)
Employee hereby confirms that Employee understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any information covered by the Company’s attorney-client privilege or the Company’s attorney work product (x) without the prior written consent of the Company’s General Counsel or other officer designated by the Company, or (y) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.
3.
Assignment of Work Product.
(a)
Employee shall disclose promptly in writing and assign immediately, and hereby assigns to the Company, all of Employee’s right, title and interest in and to, any original works of authorship, formulas, processes, programs, benchmarking, solutions, tools, content, databases, techniques, know-how, data, developments, innovations, inventions, improvements, trademarks, patents, copyrights or discoveries, whether or not copyrightable, patentable or otherwise legally protectible, and whether or not they exist in electronic form, print form or other tangible or intangible form of medium (hereinafter referred to collectively as “Work Product”), which Employee makes or conceives, or first reduces to practice or learns, either solely or jointly with others, during Employee’s employment with the Company Group, through Employee’s work with the Company Group, or with any other person or entity pursuant to an assignment by the Company Group. Employee acknowledges the special interest the Company Group holds in its processes, techniques and technologies and agrees that such processes, techniques and technologies shall not be directly or indirectly used or distributed by Employee for the interest of any person or entity besides the Company Group.
(b)
All disclosures and assignments made pursuant to this Agreement are made without royalty or any additional consideration to Employee other than the regular compensation paid to Employee by the applicable member of the Company Group.
(c)
Employee shall execute, acknowledge and deliver to the Company Group all necessary documents, and shall take such other action as may be necessary to assist the Company Group in obtaining by statute, copyrights, patents, trademarks or other statutory or common law protections for the Work Product covered by this Agreement, vesting title and right in such copyrights, patents, trademarks and other protections in the Company and its designees. Employee hereby agrees that the Work Product constitutes a “work made for hire” in accordance with the definition of that term under the U.S. copyright laws. Employee shall further assist the Company or its subsidiaries in every proper and reasonable way to enforce such copyrights, patents, trademarks and other protections as the Company may desire. Employee’s obligation to deliver documents and assist the Company or its subsidiaries under this Agreement applies both during and subsequent to the term of Employee’s employment.
(d)
Any Work Product which Employee may disclose to anyone within six months after the termination of Employee’s employment, or for which the Company or its subsidiaries may file an application for copyright, patent, trademark or other statutory or common law protection within 12 months after the termination of said employment, shall be presumed to have been made, conceived, first reduced to practice or learned during the term of Employee’s employment and fully subject to the terms and conditions set forth herein; provided that if Employee in fact, conceived any such Work Product subsequent to the termination of

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the employment and such Work Product is not based upon or derived from Confidential Information of the Company or its subsidiaries or does not relate to the scope of work performed by Employee pursuant to Employee’s employment duties with the Company or its subsidiaries, then such Work Product shall belong to Employee and shall be Employee’s sole property. Employee assumes the responsibility of establishing by competent legal evidence that such Work Product is not based on such Confidential Information and that Employee conceived any such Work Product after the termination of Employee’s employment.
(e)
Employee represents that the Work Product does not infringe any copyright, patent or other proprietary right of any person or entity.
(f)
Attached to and made as part of this Agreement as Schedule I is a complete list of all Work Product, whether or not copyrighted, which has been made or conceived or first reduced to practice by Employee alone or jointly prior to the date of Employee’s employment with the Company Group. Such Work Product shall be excluded from the operation of this Agreement. If there is no such list on Schedule I, Employee represents that no such Work Product exists at the time of execution of this Agreement.
4.
Covenant Not to Compete; Nonsolicitation.
(a)
Employee hereby agrees that for so long as Employee is employed by the Company Group and for a period of one year thereafter (the “Noncompete Period”), Employee shall not, without the Company’s written consent, directly or indirectly, engage in, be employed by, act as a consultant for or have a financial interest (other than an ownership position of less than 1% in any company whose shares are publicly traded or any non-voting, non-convertible debt securities in any company) in any business engaged in the Company Business, or work for or provide services to any Competitor of the Company Group, within the United States or within any foreign country in which the Company Group (i) has an office, (ii) is or has engaged in Company Business or (iii) proposes to engage in Company Business, as of the date of the termination of Employee’s employment with the Company Group.
(b)
For the purposes of this Section 4, the term “Company Business” shall mean any business related to either: (i) weight loss or weight management programs, services and other similar activities, including, but not limited to, the business of creating, developing, marketing, maintaining or managing an electronic, digital, internet, web-based or other similar digital or electronic media business related to weight loss or weight management programs, services and/or other similar activities (either free or on a subscription basis); or (ii) behavioral change management toward healthy eating.
(c)
For purposes of this Section 4, the term “Competitor” means any natural person, corporation, limited liability company, firm, organization, trust, partnership, association, joint venture, government agency or other entity (including, but not limited to, the websites and other electronic or digital media of such entities) that engages, or proposes to engage, in Company Business, including, but not limited to, (i) entities that are directly engaged in Company Business; and (ii) entities that have a primary focus in broader topic areas (including, but not limited to, health, wellness, exercise and fitness), but that nevertheless engage in Company Business (provided, however, only the part of such entities that are engaged in or oversee Company Business shall be deemed a “Competitor” for purposes of this Section 4).
(d)
Employee hereby agrees that for so long as Employee is employed by the Company Group and for a period of one year thereafter (the “Nonsolicitation Period”), Employee shall not, directly or indirectly, solicit or offer employment to any person who has been employed by the Company Group at any time during the 12 months immediately preceding such solicitation.

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(e)
If Employee is primarily a resident of, or primarily provides services in, the State of California on (i) the date hereof or (ii) the date of termination of Employee’s employment, (x) Sections 4(a), 4(b) and 4(c) shall not apply after the date of termination, and (y) during the portion of the Nonsolicitation Period which follows the date of termination, Section 4(d) shall be amended to delete the words “or offer employment to”.
5.
Nondisparagement.

Employee shall not make, issue or authorize any disparaging, critical or otherwise negative statements regarding any member of the Company Group or any of their affiliates, officers or directors, whether orally or in writing, to any individual, entity or party whatsoever, or post any such statements on any online forum or website. The limitations set forth in this paragraph shall not apply in respect of any statement that is required to be made by applicable law, is the type of communication described in Section 2, or is reasonably necessary in connection with the enforcement of rights under this Agreement or written agreement to which any member of the Company Group, on the one hand, and Employee, on the other hand, are parties.

6.
Cooperation.

Both during and after Employee’s employment with the Company Group, Employee shall reasonably cooperate (with due regard given to Employee’s other commitments), (i) with the Company Group in the defense of any legal matter not adverse to Employee and involving any matter that arose during Employee’s employment with the Company or any other member of the Company Group; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any other member of the Company Group, in each case, relating to Employee’s employment period and not adverse to Employee. The Company Group will reimburse Employee for any reasonable travel and out-of-pocket costs and expenses incurred by Employee in providing such cooperation, subject to Company Group policies regarding expense reimbursements.

7.
Miscellaneous.
(a)
Notwithstanding any other provisions of this Agreement, if at any time a court holds that the restrictions stated in Section 4 are unreasonable or otherwise unenforceable under circumstances then existing, Employee and the Company agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area.
(b)
Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the covenants herein would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Employee agrees that, in the case of a breach or threatened breach of any of the covenants herein, the Company may seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
(c)
This Agreement may not be modified, altered, changed or terminated except upon the express prior written consent of the Company and Employee or their authorized agents. A subsequent non- competition, confidentiality or non-disclosure agreement entered into by Employee for the benefit of any member of the Company Group will not modify, alter, change or terminate this Agreement unless it expressly refers to this Agreement.
(d)
Employee is hereby advised to consult with an attorney before entering into this Agreement. Employee acknowledges and agrees that (i) no promise or inducement for this Agreement has been made except as set forth herein, (ii) this Agreement is executed by Employee without reliance upon any statement or representation by the Company except as set forth herein, and (iii) Employee is legally competent to execute

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this Agreement and to accept full responsibility therefor. If Employee is primarily a resident of, or primarily provides services in, Illinois on (x) the date hereof or (y) the date of termination of Employee’s employment, Employee agrees that before being required to sign this Agreement, the Company provided Employee with 14 calendar days to review it.
(e)
Except as otherwise provided in this Agreement, the Company and Employee agree that any dispute arising under or relating in any way to this Agreement will be submitted to arbitration in New York, New York, in front of a single arbitrator, in accordance with the rules of the American Arbitration Association (“AAA”), as the exclusive remedy for such dispute. Each party shall submit three names of proposed arbitrators to the other side, including at least two names from a list of approved AAA arbitrators. If the parties cannot mutually agree on an arbitrator from such lists, each party shall strike two names from the other party’s list and the arbitrator shall then be chosen at random by the AAA from the two remaining names. The Company and Employee agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or in connection with enforcement of any decision in such arbitration. Each party shall be responsible for its own attorneys’ fees and costs associated with such arbitration, except that the cost of the arbitration (such as the Arbitrator’s fee) shall be shared equally between the Company and Employee. Furthermore, each party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement.
(f)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided, that if Employee is primarily a resident of, or primarily provides services in, the State of California on (i) the date hereof or (ii) the date of termination of Employee’s employment, this Agreement shall be governed by and construed in accordance with the laws of the State of California.
(g)
Nothing contained in this Agreement (i) obligates the Company or any subsidiary of the Company to employ Employee in any capacity whatsoever or (ii) prohibits or restricts the Company (or any such subsidiary) from terminating the employment, if any, of Employee at any time or for any reason whatsoever, with or without cause, and Employee hereby acknowledges and agrees that neither the Company nor any other person has made any representations or promises whatsoever to Employee concerning Employee’s employment or continued employment by the Company or any of its subsidiaries.
(h)
This Agreement may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, Employee has executed this Agreement as of the date first above written.

EMPLOYEE
/s/ Tara Comonte
Name: Tara Comonte
Date: 2/28/2025

ACKNOWLEDGED BY:

WW INTERNATIONAL, INC.

By:	/s/ Jacqueline Cooke
Name:	Jacqueline Cooke
Title:	Chief Legal and Regulatory Officer and Secretary

[Signature Page to Restrictive Covenant Agreement]

Schedule I

Work Product